Exhibit 99.1

LaPolla Closes AirTight SprayFoam Asset Purchase

Acquires Footprint to Transition Conventional Fiberglass Insulators to Spray Foam

HOUSTON, TX — (MARKET WIRE) — July 1, 2008 — LaPolla Industries, Inc. (LPAD.OB) (“LaPolla”) a leading manufacturer and supplier of spray foam insulation and coatings designed to reduce energy consumption in the commercial and residential markets, announced today that it has acquired the assets of AirTight Marketing & Distribution, Inc. (“AirTight SprayFoam”).

AirTight SprayFoam is one of the Southeast’s leading spray foam insulation distributors. AirTight SprayFoam’s staff brings decades of experience in the foam and conventional insulation market and offers one of the top turn-key start-up and training programs in the United States.

Douglas J. Kramer, president and chief executive officer of LaPolla stated, “We have just significantly advanced our strategy to lead the conversion from traditional fiberglass to spray foam insulation for both residential and commercial construction with this acquisition. The synergies better enable us to transition the thousands of existing conventional insulation contractors into the spray foam insulation business. With growing consumer awareness of value in LaPolla’s “green products”, and as energy costs continue to rise, this acquisition puts us in an even stronger position to reach higher levels of revenue and further our strategic plan.”

“There has never been a better combination of quality and capability yet assembled in our industry”, said Ted J. Medford, now Vice President of AirTight SprayFoam, A Division of LaPolla Industries, Inc. “The new AirTight SprayFoam – LaPolla division provides conventional insulation contractors with the full breadth of products and services needed to give them the confidence and support to successfully enter the spray foam insulation industry. We will become the preeminent provider of spray foam insulation solutions.”

Financial terms of the AirTight SprayFoam transaction were not released.

About LaPolla Industries, Inc.

LaPolla Industries, Inc. is a leading manufacturer and supplier of spray polyurethane foam for insulation and coatings targeting commercial and residential applications in the building envelope construction industries.

Forward Looking Statements

Statements made in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21 of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and express LaPolla’s opinions about trends and factors which may impact future operating results. Any such forward-looking statements should be considered in context with the various disclosures made by LaPolla about its businesses including, without limitation, the risk factors described in its periodic reports filed with the SEC. LaPolla undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in LaPolla’s expectations.

For further information regarding risks, uncertainties, and other factors associated with LaPolla’s business, please refer to LaPolla’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, which are available at www.lapollaindustries.com.

LaPolla Industries, Inc. Contacts:	Investor Relations Contacts:

Douglas J. Kramer, CEO	Jody Burfening
Michael T. Adams, CGO	Lippert/Heilshorn & Associates
(281) 219-4700	(212) 838-3777
jburfening@lhai.com

AirTight SprayFoam Division Contact:

Ted J. Medford, VP
(706) 557-3200